Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

Form S-3

(Form Type)

CBL & Associates Properties, Inc.

(Exact Name of Registrant as Specified in its Governing Instruments)

Table I: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Preferred Stock, par value $0.001 per share	457(o)	(1)(2)	(2)
	Equity	Common Stock, par value $0.001 per share	457(o)	(1)(2)	(2)
	Equity	Depositary Shares (3)	457(o)	(1)(2)	(2)
	Other	Warrants to Purchase Securities	457(o)	(1)(2)	(2)
	Other	Rights to Purchase Securities	457(o)	(1)(2)	(2)
	Other	Units(4)	457(o)	(1)(2)	(2)
	Unallocated (Universal) Shelf		457(o)	(1)(2)	(2)	$400,000,000	0.0001102	$44,080.00
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

	Total Offering Amounts					$400,000,000
	Total Fees Previously Paid					—
	Total Fees Offsets					—
	Net Fee Due					$44,080.00

(1)

There is being registered hereunder such indeterminate amount of securities of each identified class of CBL & Associates Properties, Inc. (the “Registrant”) as may from time to time be issued or sold at indeterminate prices, with an aggregate initial offering price not to exceed $400,000,000.00. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities as may hereafter be offered or issued from time to time upon stock splits, stock dividends, recapitalizations or similar capital adjustments. No additional consideration will be received for such securities and, therefore, no registration fee is required pursuant to Rule 457(i) under the Securities Act.

(2)

The amount registered and the proposed maximum aggregate offering price will be determined from time to time by the Registrant in connection with the issuance by the securities registered hereunder and are not specified pursuant to Instruction 2.A(ii)(b) to the Calculation of Filing Fee Tables and Related Disclosure in Item 16 of Form S-3 under the Securities Act.

(3)	Each depositary share will represent an interest in a fractional share of preferred stock and will be evidenced by depositary receipts.
(4)

There is being registered an indeterminate amount and number of units to be issued under a unit agreement, representing an interest in two or more securities, which may or may not be separable from one another.